CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Registration Statement (No. 2-86271) on Form N-1A of our report dated November 5, 1999 relating to the financial statements and financial highlights which appear in the September 30, 1999 Annual Report to Shareholders of State Street Research Capital Fund (a series of State Street Research Capital Trust), which report is also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial Highlights" and "Independent Accountants" in such Registration Statement.


/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP
Boston, Massachusetts
December 14, 1999